PIMCO High Income Fund Annual Shareholder
 MeetingResults.The Fund held it annual
 meeting of shareholder on September
9 2004. Common and Preferred shareholders
 voted to elect R.Peter
Sullivan III as Class II Trustee to
 serve until 2005 and to elect
Paul Belica as a Class III Trustee
 to serve until 2006.
Preferred shareholders voted
 to reelect Robert E.
Connor and Hans W.Kertess
As a Class I Trustee to serve until
2006. Preferred shareholders voted
to reelect Robert E. Connor
and Hans W. Kertess as Class
I Trustees to serve until 2007

The resulting vote count is                                    Withhold
Indicated below:                              Affirmative     Authority
Election of Paula Belica                 45164790    1020700
Election of R. Peter Sullivan III     46354492     830998
Election of Hans W.Kertess*          29422           76
Election of Robert E. Connor*        29422           76
David C. Flattum and John J.
Dalessandro II continue to
Serve as Trustee of the Fund.
*Preferred Stock Trustee